Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2010, except for Note 20, as to which the date is August 5, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K (Item 8.01) filed August 5, 2010.  We also consent to the incorporation by reference of our report dated February 25, 2010, except for Note 2, as to which the date is August 5, 2010, relating to the financial statement schedule, which appears in the Current Report on Form 8-K (Item 8.01) filed August 5, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chicago, Illinois

August 5, 2010